PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (this "**Agreement**") is executed as of **April 1st, 2020** (the "**Effective Date**"), by and between Bremer Family 1995 Living Family Trust with head office at 1660 Chicago Avenue, Suite M11, Riverside CA 92507-2033 (the "**Seller**"), and PureBase Corporation with the head office at 8631 Hwy 124, Ione, CA 95640, (the "**Buyer**").

RECITALS:

A. Seller is the owner of fee simple interest in certain real property containing valuable minerals together with pacer claims and exploitation permits located in San Bernardino County, California.

B. Seller desires to sell the Property (defined below) and Buyer desires to purchase the Property, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Buyer and Seller agree as follows:

ARTICLE I. PURCHASE AND SALE.

1.1. Agreement of Purchase and Sale. Subject to the terms of this Agreement, Seller agrees to sell and Buyer agrees to purchase the land generally known as the Snow White Mine consisting of approximately 80 acres, located in San Bernardino County, California, Pacer Claims and Mineral Rights, together with all rights, easements and appurtenances pertaining to such land, all as more particularly described on Exhibit "A" attached hereto, including Seller interest (if any) in and to adjacent streets, alleys and rights-of-way (collectively, the "**Property**");

ARTICLE II. PURCHASE PRICE.

2.1. Purchase Price. The purchase price ("**Purchase Price**") for the Property is **$836,000 (Eight Hundred and Thirty-Six Thousand Dollars)** payable as provided below.

2.2. Payment of Purchase Price. The Purchase Price, together with interest thereon at the rate of Five Percent (5%) per annum shall be payable in cash at Closing.

2.3. Consideration. Seller acknowledges that (a) in performing its due diligence investigation of the Property, Buyer will incur expenses, and such expenses constitute good, valuable and sufficient consideration for this Agreement, and (b) Buyer would not have entered into this Agreement without having the opportunity to perform such investigations. Accordingly, separate consideration exists to support Seller's obligations hereunder.

ARTICLE III. INTENTIONALLY OMITTED

ARTICLE IV. INSPECTION.

4.1. Right of Inspection.

(a) Seller hereby grants to Buyer and Buyer's agents, consultants and contractors, subject to the conditions set forth below, the right to enter the Property, commencing on the Effective Date and ending on the Closing Date (the "**Inspection Period**"), in order to inspect and evaluate the Property. Buyer shall have access to the Property during reasonable business hours and upon reasonable prior notice to Seller in order to perform inspections and tests on the Property; provided that Buyer must obtain Seller's advance written approval for the scope and method, described with reasonable specificity, of (i) invasive testing or inspection (including any soil, groundwater or air sampling), (ii) any testing or inspection which could alter the physical condition of the Property, or (iii) any testing or inspection which requires a consent under any agreement or which could result in a default under any agreement. Buyer will deliver to Seller promptly all information produced or procured by Buyer. Buyer will promptly restore the Property to a condition that is at least as good as its previous condition immediately following any entry, test or inspection.

Buyer shall be liable for all damage or injury to any person or property resulting from, relating to, or arising out of Buyer's activities on the Property pursuant to (a), whether due to the acts of Buyer or any person acting by or on behalf of Buyer, and Buyer shall keep the Property free and clear of any liens arising from work performed on behalf of Buyer in connection with its inspection activities. Buyer agrees to indemnify, defend and hold harmless Seller and Seller's agents, property manager, employees, directors, officers, affiliates, interest holders, successors and assigns (collectively, the "**Indemnitees**") from and against any and all claims, costs, damages, liabilities or liens of any kind arising out of or due to Buyer's activities pursuant to (a).

(b) In furtherance of Buyer's exercise of its inspection rights hereunder, promptly following the Effective Date, Seller will make available to Buyer for Buyer's review copies of all correspondence, data, memoranda, studies and reports relating to environmental conditions of the Property or the Property's compliance with Environmental Law, engineering studies, as-built plans, operating statements and other financial materials, correspondence relating to Leases and Service Contracts, existing title insurance documents, surveys and site plans, warranties and other documentation in Seller's possession or control, and relevant to Buyer's evaluation of the Property.

4.2. Sale of Property "As-Is". EXCEPT FOR ANY WARRANTY CONTAINED IN THE DEED (EXPRESS OR IMPLIED) OR OTHER DOCUMENTS TO BE PROVIDED BY SELLER AT CLOSING (COLLECTIVELY, THE "**WARRANTIES**"), THE SALE CONTEMPLATED HEREIN IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR STATUTORY) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, BUYER AGREES TO ACCEPT THE PROPERTY AT CLOSING ON AN **"AS IS" AND "WHERE IS" BASIS**, WITH ALL FAULTS AND ANY AND ALL LATENT AND PATENT DEFECTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR THE WARRANTIES. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATIONS, AND EXCEPT FOR BREACHES OF SELLER'S WARRANTIES, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF THE PROPERTY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING.

The waivers and releases set forth in the immediately preceding paragraph include claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer's waiver or release set forth above. Buyer specifically waives the provision of California Civil Code Section 1542, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

In this connection, Buyer hereby agrees and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities.

Buyer has initialed this Section to further indicate its awareness and acceptance of each and every provision hereof.

INITIALS: Buyer ASK

ARTICLE V. CLOSING.

5.1. Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the "**Closing**") will take place **within 2 (two) years** after the effective date of this Agreement at a time and place designated by Buyer or on such other date as Buyer and Seller may mutually agree (the "**Closing Date**").

5.2. Seller's Closing Obligations. Not later than one (1) business day prior to the Closing Date, Seller shall deposit the following items into escrow:

(a) Deed. A duly executed grant deed (the "**Deed**").

(b) Title Affidavit. A customary owner's affidavit.

(c) Authority. Evidence of the authority of the person or persons executing documents on behalf of Seller.

(d) Closing Statement. After agreement with Buyer on the content thereof, an executed counterpart settlement statement setting forth the amounts paid by or on behalf of or credited to Buyer and Seller, consistent with this Agreement (the "**Closing Statement**"); and

(e) Other Items. Such additional documents as may be reasonably requested or required to consummate the transactions contemplated by this Agreement.

(f) At the Closing, Seller also shall deliver to Buyer possession and occupancy of the Property.

5.3. Buyer's Closing Obligations. No later than 12:00 Noon Pacific Time on the Closing Date, Buyer will deliver the following items:

(a) Purchase Price. The full amount of the Purchase Price, as adjusted by prorations and credits provided for herein,

(b) Authority. Evidence of the authority of the person or persons executing documents on behalf of Buyer,

(c) Closing Statement. An executed counterpart settlement statement setting forth the amount paid by or on behalf of or credited to Buyer and Seller; and

(d) Other Items. Such additional documents as may be reasonably requested or required to consummate the transaction contemplated by this Agreement.

5.4. Credits and Prorations. All income and expenses in connection with the operation of the Property shall be prorated, as of 12:01 a.m. (local time) on the day prior to the Closing Date as if Buyer were vested with title to the Property during the entire day upon which Closing occurs. Prorated and credited items shall include, without limitation, the following:

(a) Taxes. General, special, ad valorem, personal property, and other property taxes and assessments imposed by any governmental authority and any association assessments, fees and dues (collectively, the "**Taxes**") for the then-current calendar year shall be prorated. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Buyer shall pay the taxes and assessments prior to their becoming delinquent. Any such proration made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount prorated at Closing, the parties shall make all necessary adjustments, pursuant to (c) below, following Closing. All necessary adjustments shall be made promptly after the tax bill for the current year is received. Buyer will pay all increases in Taxes due to the change in ownership or use of the Property contemplated in this Agreement, and the same will not be prorated.

(b) Closing Statement; Post-Closing Adjustments. Seller and Buyer shall jointly make such examinations of the books and records pertaining to the Property, as they may deem necessary to make the adjustments and prorations required in this Agreement. All such adjustments and prorations shall be made in accordance with the provisions of this Agreement and, to the extent not in conflict with the express provisions of this Agreement, otherwise in accordance with generally accepted accounting principles. Based upon the results thereof, Seller will prepare and deliver to Buyer for its review and approval prior to Closing a statement of prorations, which shall (i) contain Seller's best estimate of the amounts of the items requiring the prorations and adjustments in accordance with this Agreement and (ii) following approval by Buyer, be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing and shall be utilized in preparing the Closing Statement.

(c) Post-Closing Adjustment. In the event any prorations or credits made under this Section shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available. In the event of such an adjustment, the party in whose favor the original incorrect adjustment or error was made shall promptly pay to the other party the sum necessary to correct such prior incorrect adjustment or error.

(d) Survival. The provisions of this 5.4 shall survive Closing.

5.5. Closing Costs.

(a) Seller shall pay the fees of any counsel representing it in connection with this transaction. Buyer shall pay (i) the fees of any counsel representing Buyer in connection with this transaction; and (ii) such other closing costs not expressly provided herein. Except as otherwise provided in this Agreement all other costs and expenses incident to this transaction and the closing thereof will be paid by the party incurring such costs.

5.6. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Buyer in its sole discretion:

(a) Seller shall have delivered to Buyer or deposited all of the items required to be delivered to Buyer or deposited pursuant to the terms of this Agreement, including but not limited to, those provided for in 5.2.

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, both as of the Effective Date and as of the Closing Date, subject to permitted changes in facts or circumstances pursuant to this Agreement.

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

(d) There shall have been no release of Hazardous Materials (defined below) on the Property in violation of law after the Inspection Period.

5.7. Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in writing in its sole discretion:

(a) Buyer shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in 5.3.

(b) All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(c) Buyer shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of the Closing Date.

5.8. Failure of a Condition to Closing. Should any of the foregoing conditions benefiting a party have not been satisfied by the Closing Date and so long as that party is not in default under this Agreement, such party may either (i) terminate this Agreement by written notice to the other party or (ii) extend the Closing Date by up to ten (10) business days to allow the other party to satisfy the condition. Upon such termination the parties shall have no further rights, duties or obligations under this Agreement, other than those which are expressly provided in this Agreement to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions has not been satisfied due to a default by Buyer or Seller, then Buyer's and Seller's respective rights, remedies and obligation shall be determined in accordance with Article VII.

5.9. Disbursements and Other Actions at Closing. On or before the Closing Date, Seller and Buyer shall each deliver written instructions to close the transaction contemplated herein on the Closing Date, by promptly undertaking all of the following in the following order and manner:

(a) Cause the Deed, and any other documents, which the parties hereto may mutually direct to be recorded in the Official Records of county in which the Real Property is located.

(b) Disburse the Purchase Price to Seller (less amounts chargeable to the account of Seller) and pay such amounts chargeable to Buyer and Seller (or to third parties) in accordance with the Closing Statement.

(c) Deliver to Seller a fully executed final Closing Statement and a conformed copy of the recorded Deed; and

(d) Deliver to Buyer the original and a conformed copy of the Deed, a fully executed original of the final Closing Statement, and a copy of each other document deposited by any party.

ARTICLE VI. REPRESENTATIONS, WARRANTIES, AND COVENANTS.

6.1. Representations and Warranties of Seller. Seller represents and warrants the following statements are true on the date of this Agreement and shall be true and correct on the Closing Date.

6.2. Authority. Seller is duly organized and validly exists as a trust under the laws of the State of California and is qualified to do business in the state in which the Property is located. Seller has the right and authority to enter into this Agreement and to transfer the Property pursuant to this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so. This Agreement has been duly authorized, executed and delivered by Seller, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

6.3. Pending Actions. There is no agreement, to which Seller is a party or, to Seller's knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller's knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.

6.4. FIRPTA. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986.

6.5. Bankruptcy. Seller (a) has not made an assignment for the benefit of creditors, (b) is not the subject of any voluntary or involuntary petition in bankruptcy, and (c) is not the subject of any appointment of a receiver to take possession of all or substantially all of Seller's assets.

6.6. Environmental. To Seller's knowledge there have been no Releases of any Hazardous Material at, on, under or from the Property that have formed the basis of any investigation or remediation pursuant to Environmental Laws, or that reasonably would be expected to result in any such investigation, or remediation. Further Seller has received no written notice from a governmental authority with jurisdiction over the Property that the Property is in violation of any Environmental Law. For purposes hereof, (i) "**Release**" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture, (ii) "**Hazardous Materials**" means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls, and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law, and (iii) "**Environmental Laws**" means all applicable federal, state, provincial, local and foreign laws, judgments, legally binding agreements and environmental permits issued, promulgated or entered into by or with any governmental authority, relating to pollution, natural resources, protection or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or, as it relates to pollution, human health or safety.

6.7. Intended Purpose: The Buyer is purchasing and utilizing the Property for the purpose of mining, processing, crushing, grinding, screening and selling of rock, sand, gravel, minerals, and other earthen, and alluvial materials, to include but not limited to pumice, pumicite, rhyolitic tuff, perlite, and aluminum silicate, on, to and from the property, and any other ancillary and related uses including, but not limited to, the location of one or more administrative offices, aggregate and mineral production facilities and material stockpiles, in accordance with the terms and conditions of the Conditional Use and SMARA permits issued by San Bernardino County, (the "Lead Agency").

6.8. Knowledge Defined. References to the "knowledge" of a party shall refer only to the current and actual knowledge, without investigation or inquiry, on the Effective Date of Seller's Designated Representatives or Buyer's Designated Representatives (as hereinafter defined), as applicable. The term "Seller's Designated Representatives" shall refer to the following persons: (i) **John Bremer**. The term "Buyer's Designated Representatives" shall refer to the following persons: (i) **A. Scott Dockter**. In no event shall either party have any personal claim against the other parties' Designated Representatives as a result of the reference thereto in this Article VI.

6.9. Seller's Covenants. Seller covenants with Buyer, from the Effective Date until the Closing or earlier termination of this Agreement to furnish Buyer with a copy of all notices received by Seller from any governmental authority or other party of any alleged violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property within five (5) business days following Seller's receipt thereof.

6.10. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the following statements are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

(a) Buyer's Authority. Buyer is duly organized and validly exists as a Corporation under the laws of the State of Nevada and is qualified to do business in the state in which the Property is located. Buyer has the right and authority to enter into this Agreement. The person signing this Agreement on behalf of Buyer is authorized to do so. The execution and delivery of this Agreement or any other document in connection with the transactions contemplated by this Agreement will not violate any provision of Buyer's organizational documents or of any regulations or laws to or by which Buyer is bound. This Agreement has been duly authorized, executed and delivered by Buyer, is a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms. Buyer has obtained all consents and permissions required under any covenant, agreement, encumbrance, law or regulation by which Buyer is bound.

(b) Conflicts and Pending Actions. There is no contract to which Buyer is a party or that is binding on Buyer which is in conflict with this Agreement. To Buyer's knowledge, there is no action or proceeding pending or threatened against Buyer which challenges or impairs Buyer's ability to execute or perform its obligations under this Agreement.

(c) Bankruptcy. Buyer (a) has not made an assignment for the benefit of creditors, (b) is not the subject of any voluntary or involuntary petition in bankruptcy, and (c) is not the subject of any appointment of a receiver to take possession of all or substantially all of Buyer's assets.

(d) Compliance Representations and Warranties. Buyer is not a person with whom Seller is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Buyer or any party that has ownership in or control over Buyer (each, a "Buyer Party") being (1) subject to United States government embargos or sanctions, (2) in violation of terrorism or money laundering laws, or (3) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

(e) Conflicts and Pending Actions. There is no contract to which Buyer is a party or that is binding on Buyer which is in conflict with this Agreement. To Buyer's knowledge, there is no action or proceeding pending or threatened against Buyer which challenges or impairs Buyer's ability to execute or perform its obligations under this Agreement.

(f) Bankruptcy. Buyer (a) has not made an assignment for the benefit of creditors, (b) is not the subject of any voluntary or involuntary petition in bankruptcy, and (c) is not the subject of any appointment of a receiver to take possession of all or substantially all of Buyer's assets.

(g) Compliance Representations and Warranties. Buyer is not a person with whom Seller is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Buyer or any party that has ownership in or control over Buyer (each, a "Buyer Party") being (1) subject to United States government embargos or sanctions, (2) in violation of terrorism or money laundering laws, or (3) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

ARTICLE VII. DEFAULT AND REMEDIES.

7.1. Default by Buyer. If Buyer defaults by failing to close as required under this Agreement, Seller shall be entitled, as its sole remedy, to terminate this Agreement.

7.2. Default by Seller. If the sale of the Property under this Agreement does not occur because of Seller's default under this Agreement, then Buyer's sole remedy is to terminate this Agreement.

ARTICLE VIII. RISK OF LOSS.

8.1. Condemnation. If, prior to Closing, a governmental authority initiates action to take the Property or a portion thereof by eminent domain proceedings, Buyer may either (a) terminate this Agreement without further liability to Buyer, or (b) continue to Close. Should Buyer elect under clause (b), then Buyer shall have the right to consult with Seller regarding the eminent domain proceedings and at Closing Buyer will be assigned the award of the condemning authority.

8.2. Casualty. If, between the Effective Date and the Closing Date, the Property suffers damage, Seller shall convey the Property to Buyer without making such repairs and assign to Buyer all insurance proceeds payable on account of such damage.

ARTICLE IX. GENERAL.

9.1. Assignment. Buyer may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion, except that at Closing Buyer may assign its rights under this Agreement without obtaining Seller's written approval if such assignment is to an entity controlling, controlled by, or under common control with Buyer, in which instance Buyer shall provide Seller with notice of such assignment; provided; however, that Buyer shall not be released of Buyer's obligations hereunder.

9.2. Brokers. Each party represents and warrants that it has not engaged any broker and agrees that should any claim be made for brokerage commissions or finder's fees by any broker or finder by, through or on account of any acts of said party or its representatives, said party will indemnify, defend, protect and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this section shall survive Closing or earlier termination of this Agreement.

9.3. Notices. Any notice required or permitted under this Agreement shall be in writing and delivered by hand or overnight courier (such as United Parcel Service or Federal Express), sent by facsimile or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Notice is considered given on the date of hand or courier delivery, confirmed facsimile transmission, deposit with such overnight courier for next business day delivery, or deposit in the United States mail. The parties' respective addresses for notice purposes are as set forth in the introductory section of this Agreement.

9.4. General Provisions. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

9.5. Governing Law. This Agreement is governed by the laws of the state of California. All actions or claims arising out of or in connection with this Agreement or any other actions or claims between the parties hereto shall be brought only in state court in the county in which the Property is located.

9.6. Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement.

9.7. Time. Time is of the essence; however, if the date for performance of any action under this Agreement shall fall on a Saturday, Sunday or legal holiday, such action shall, and may, be performed on the next succeeding business day which is not a Saturday, Sunday or legal holiday.

9.8. Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended to limit or define the text of any section or subsection.

9.9. Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Exhibit A - Legal Description of the Property

9.10. Entire Agreement. This Agreement, including Exhibits, contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersede all prior written or oral agreements and understandings between the parties pertaining to such subject matter and may not be amended except in writing, signed by both Seller and Buyer.

9.11. Attorneys' Fees. Should either Seller or Buyer file an action to enforce this Agreement, the prevailing party is entitled to recover, in addition to other remedies or damages, reasonable attorneys' fees incurred in the action.

9.12. Survival. Without limiting the provisions hereof that are expressly stated to survive Closing, all provisions of this Agreement which are not fully performed as of Closing shall survive Closing.

9.13. No Recordation. None of this Agreement, any memorandum of Agreement or any notice relating to the Agreement may be recorded in any public records.

9.14. Jury Trial Waiver. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION CONTEMPLATED UNDER THE AGREEMENT OR ANY COURSE OF DEALINGS OR ACTIONS BY THE PARTIES RELATING TO THIS AGREEMENT. THIS WAIVER SHALL SURVIVE CLOSING UNDER OR TERMINATION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

BREMER FAMILY 1995 LIVING FAMILY TRUST,

____

____

____

BUYER:

PUREBASE CORPORATION, a Nevada corporation

By:	
Name:	A. Scott Dockter
Title:	Chairman & CEO

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

BREMER FAMILY 1995 LIVING FAMILY TRUST,

____

____

____

BUYER:

PUREBASE CORPORATION, a Nevada corporation

By: ______________________________
Name: A. Scott Dockter
Title: Chairman & CEO

EXHIBIT A. LEGAL DESCRIPTION OF REAL PROPERTY

1. Fee Simple Property

State of California, County of San Bernardino and being an 80 ACRE PARCEL 0500-161-08-0000: SOUTH HALF OF SOUTHEAST QUARTER SEC 7 TP 32 S R 46 E MOUNT DIABLO MERIDIAN

2. Placer Claim List

Claim Name	BLM Serial No.	Description	Federal Lands [MDM]	Acres
Snow White No. 1	CMAC-0283259	SW ¼ of SW ¼	Sec. 8, T 32 S, R 46 E.	40
Snow White No. 2	CMAC-0283260	NE ¼ of NE ¼	Sec. 18, T 32 S, R 46 E.	40
Snow White No. 3	CMAC-0297827	SE ¼ of SW ¼	Sec. 8, T 32 S, R 46 E.	40
Snow White No. 4	CMAC-0297828	NW ¼ of SW ¼	Sec. 8, T 32 S, R 46 E.	40
Snow White No. 5	CMAC-0308587	NW ¼ of NE ¼	Sec. 18, T 32 S, R 46 E.	40

3. Mineral and Water Rights

State of California, County of San Bernardino PARCEL 005-161-09-000
All title and interest, if any, in and to all minerals currently existing or hereafter discovered in or under the following described real property, subject, however, to all existing interests, including but not limited to all reservations, rights-of-way and easements whether or not of record or otherwise, in the State of California, County of San Bernardino, expressly excluding, however, from the quitclaimed rights and this conveyance, and reserving unto Granter, all oil and gas and related substances in or under or produced from the property and all rights pertaining thereto, together with the right to mine and remove the same, and the right to the use of such part of the surface and subsurface strata as may reasonably be necessary or convenient for the purpose of exploring, drilling, producing, mining, extracting, storing and transporting the same, including the construction and installation of wells and related equipment for purposes of extraction, and also together with the right to use such water as may be found in, upon or produced from said premises as may be necessary or convenient for Grantor's operations; and also expressly excluding from the quitclaimed rights and this conveyance, and reserving unto Grantor, all rights to the use of water in, under or pertaining to the property, but Grantor shall not object to Grantee's use of water for Grantee's own non-commercial purposes on the property, said property being more particularly described as follows:

A parcel of land in the County of San Bernardino, State of California, being that portion of that certain Company Parcel CA0710608 described in deed dated December 29, 1989 from Santa Fe Pacific Realty Corporation to The Atchison, Topeka and Santa Fe Railway Company, recorded as document 90-015583, records of said county, described as follows: The South half of the Southeast Quarter of Section 7, Township 32 South, Range 46 East, Mount Diablo Meridian.